Exhibit 99.1

News from Xerox

For Immediate Release
Xerox Corporation
45 Glover Avenue
P.O. Box 4505
Norwalk, CT   06856-4505
tel    +1-203-968-3000

Xerox Reports Second-Quarter 2015 Earnings

Second Quarter 2015 Summary:

•	GAAP EPS from continuing operations of 9 cents

•	Adjusted EPS of 22 cents

•	Revenue of $4.6 billion, 56 percent from Services

•	Operating margin of 8.2 percent, down 1.6 percentage points year-over-year

•	Cash flow from operations of $349 million

•	Share repurchase of $395 million

•	Increasing full year share repurchase to $1.3 billion

NORWALK, Conn., July 24, 2015 - Xerox (NYSE: XRX) announced today second-quarter 2015 adjusted earnings per share of 22 cents. Adjusted EPS excludes 5 cents related to the amortization of intangibles and 8 cents for the previously announced non-cash software impairment charges, resulting in GAAP EPS from continuing operations of 9 cents.

In the second quarter, total revenue of $4.6 billion was down 7 percent or 3 percent in constant currency. Annuity revenue was 84 percent of total revenue.

Revenue from the company’s Services business, which represented 56 percent of total revenue, was $2.6 billion, down 3 percent or up 1 percent in constant currency. Services margin was 7.5 percent, down 1 percentage point.

Revenue from the company’s Document Technology business was $1.9 billion, down 12 percent or 7 percent in constant currency. Document Technology margin was 12.1 percent, down 2.3 percentage points.

Second-quarter operating margin of 8.2 percent was down 1.6 percentage points from the same quarter a year ago. Gross margin was 31.1 percent, and selling, administrative and general expenses were 19.7 percent of revenue.

Xerox generated $349 million in cash flow from operations during the second quarter, ending the quarter with a cash balance of $1.6 billion. The company repurchased $395 million in stock in the quarter, bringing the total to $611 million in the first-half of 2015.

“We delivered adjusted earnings in line with our guidance, met our Services and Document Technology margin expectations and delivered solid operating cash flow of $349 million in the quarter," said Ursula Burns, Xerox chairman and chief executive officer. “We are intensely focused on improving our Services margin and are implementing restructuring actions and prioritizing investments to accelerate benefits from our new operating model.”

Xerox expects third-quarter 2015 GAAP earnings of 17 to 19 cents per share. Third-quarter adjusted EPS is expected to be 22 to 24 cents per share.

For full-year 2015, Xerox expects GAAP earnings of 69 to 75 cents per share and adjusted EPS at the lower end of the 95 cents to $1.01 per share range.

Xerox continues to expect full-year 2015 cash flow from operations of $1.7 to $1.9 billion and free cash flow from operations of $1.3 to $1.5 billion.

The company is adjusting its 2015 capital allocation plans, increasing share repurchases by $300 million to $1.3 billion and reducing acquisition investments.

About Xerox
Xerox is a global business services, technology and document management company helping organizations transform the way they manage their business processes and information. Headquartered in Norwalk, Conn., we have more than 130,000 Xerox employees and do business in 180 countries. Together, we provide business process services, printing equipment, hardware and software technology for managing information -- from data to documents. Learn more at www.xerox.com.

Non-GAAP Measures:
This release refers to the following non-GAAP financial measures:

•	Adjusted EPS (earnings per share) for second-quarter, third-quarter and full-year 2015 guidance that excludes certain items.

•	Operating margin for second-quarter 2015 that excludes certain expenses.

•	Constant Currency revenue growth for the second quarter 2015, which excludes the effects of currency translation.

•	Free cash flow for full-year 2015, which is cash flow from operations less capital expenditures.

Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measure.

Forward-Looking Statements
This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; our ability to successfully develop new products, technologies and service offerings and to protect our intellectual property rights; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; the risk that our bids do not accurately estimate the resources and costs required to implement and service very complex, multi-year governmental and commercial contracts, often in advance of the final determination of the full scope and design of such contracts or as a result of the scope of such contracts being changed during the life of such contracts; the risk that subcontractors, software vendors and utility and network providers will not perform in a timely, quality manner; service interruptions; actions of competitors and our ability to promptly and effectively react to changing technologies and customer expectations; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions and the relocation of our service delivery centers; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security systems; the risk in the hiring and retention of qualified personnel; the risk that unexpected costs will be incurred; our ability to recover capital investments; the risk that our Services business could be adversely affected if we are unsuccessful in managing the start-up of new contracts; the collectability of our receivables for unbilled services associated with very large, multi-year contracts; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; our ability to expand equipment placements; interest rates, cost of borrowing and access to credit markets; the risk that our products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives; the outcome of litigation and regulatory proceedings to which we may be a party; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 and our 2014 Annual Report on Form 10-K filed with the Securities and Exchange Commission. Xerox assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

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Media Contacts:
Sean Collins, Xerox, +1-310-497-9205, sean.collins2@xerox.com
Karen Arena, Xerox, +1-732-407-8510, karen.arena@xerox.com

Investor Contacts:
Leslie Varon, Xerox +1-203-849-2512, leslie.varon@xerox.com
Jennifer Horsley, Xerox, +1-203-849-2656, jennifer.horsley@xerox.com
Troy Anderson, Xerox, +1-203-849-2672, troy.anderson@xerox.com

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Xerox® and Xerox and Design® are trademarks of Xerox in the United States and/or other countries.

Xerox Corporation
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
(in millions, except per-share data)	2015	2014	% Change	2015	2014	% Change
Revenues
Sales	$1,224	$1,342	(9)%	$2,350	$2,599	(10)%
Outsourcing, maintenance and rentals	3,279	3,501	(6)%	6,532	6,915	(6)%
Financing	87	98	(11)%	177	198	(11)%
Total Revenues	4,590	4,941	(7)%	9,059	9,712	(7)%
Costs and Expenses
Cost of sales	776	832	(7)%	1,450	1,610	(10)%
Cost of outsourcing, maintenance and rentals	2,356	2,488	(5)%	4,724	4,942	(4)%
Cost of financing	32	36	(11)%	65	72	(10)%
Research, development and engineering expenses	142	143	(1)%	283	288	(2)%
Selling, administrative and general expenses	906	959	(6)%	1,821	1,904	(4)%
Restructuring and asset impairment charges	157	39	*	171	65	*
Amortization of intangible assets	79	78	1%	156	155	1%
Other expenses, net	68	65	5%	114	104	10%
Total Costs and Expenses	4,516	4,640	(3)%	8,784	9,140	(4)%
Income before Income Taxes & Equity Income(1)	74	301	(75)%	275	572	(52)%
Income tax (benefit) expense	(9)	73	*	30	115	*
Equity in net income of unconsolidated affiliates	29	33	(12)%	63	75	(16)%
Income from Continuing Operations	112	261	(57)%	308	532	(42)%
(Loss) Income from Discontinued Operations, net of tax	(95)	11	*	(61)	26	*
Net Income	17	272	(94)%	247	558	(56)%
Less: Net income attributable to noncontrolling interests	5	6	(17)%	10	11	(9)%
Net Income Attributable to Xerox	$12	$266	(95)%	$237	$547	(57)%

Amounts attributable to Xerox:
Net Income from continuing operations	$107	$255	(58)%	$298	$521	(43)%
Net (Loss) Income from discontinued operations	(95)	11	*	(61)	26	*
Net Income attributable to Xerox	$12	$266	(95)%	$237	$547	(57)%

Basic Earnings per Share:
Continuing Operations	$0.09	$0.21	(57)%	$0.26	$0.43	(40)%
Discontinued Operations	(0.08)	0.01	*	(0.06)	0.03	*
Total Basic Earnings per Share	$0.01	$0.22	(95)%	$0.20	$0.46	(54)%
Diluted Earnings per Share:
Continuing Operations	$0.09	$0.21	(57)%	$0.26	$0.43	(40)%
Discontinued Operations	(0.08)	0.01	*	(0.06)	0.02	*
Total Diluted Earnings per Share	$0.01	$0.22	(95)%	$0.20	$0.45	(56)%
* Percent change not meaningful.
(1) Referred to as “Pre-Tax Income” throughout the remainder of this document.

Xerox Corporation
Condensed Consolidated Statements of Comprehensive Income (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2015	2014	2015	2014
Net Income	$17	$272	$247	$558
Less: Net income attributable to noncontrolling interests	5	6	10	11
Net Income Attributable to Xerox	12	266	237	547

Other Comprehensive Income (Loss), Net:
Translation adjustments, net	194	92	(315)	91
Unrealized (losses) gains, net	(19)	15	10	41
Changes in defined benefit plans, net	67	(70)	165	(154)
Other Comprehensive Income (Loss), Net	242	37	(140)	(22)
Less: Other comprehensive income, net attributable to noncontrolling interests	1	1	—	1
Other Comprehensive Income (Loss), Net Attributable to Xerox	241	36	(140)	(23)

Comprehensive Income, Net	259	309	107	536
Less: Comprehensive income, net attributable to noncontrolling interests	6	7	10	12
Comprehensive Income, Net Attributable to Xerox	$253	$302	$97	$524

Xerox Corporation
Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except share data in thousands)	June 30, 2015	December 31, 2014 (1)
Assets
Cash and cash equivalents	$1,641	$1,411
Accounts receivable, net	2,722	2,652
Billed portion of finance receivables, net	113	110
Finance receivables, net	1,328	1,425
Inventories	1,072	934
Assets of discontinued operations	—	1,260
Other current assets	956	1,082
Total current assets	7,832	8,874
Finance receivables due after one year, net	2,581	2,719
Equipment on operating leases, net	500	525
Land, buildings and equipment, net	1,078	1,123
Investments in affiliates, at equity	1,377	1,338
Intangible assets, net	1,890	2,031
Goodwill	8,810	8,805
Other long-term assets	1,948	2,243
Total Assets	$26,016	$27,658
Liabilities and Equity
Short-term debt and current portion of long-term debt	$1,648	$1,427
Accounts payable	1,568	1,584
Accrued compensation and benefits costs	664	754
Unearned income	428	431
Liabilities of discontinued operations	—	371
Other current liabilities	1,422	1,509
Total current liabilities	5,730	6,076
Long-term debt	5,998	6,314
Pension and other benefit liabilities	2,634	2,847
Post-retirement medical benefits	790	865
Other long-term liabilities	418	454
Total Liabilities	15,570	16,556

Series A Convertible Preferred Stock	349	349

Common stock	1,097	1,124
Additional paid-in capital	3,967	4,283
Treasury stock, at cost	(316)	(105)
Retained earnings	9,605	9,535
Accumulated other comprehensive loss	(4,299)	(4,159)
Xerox shareholders’ equity	10,054	10,678
Noncontrolling interests	43	75
Total Equity	10,097	10,753
Total Liabilities and Equity	$26,016	$27,658

Shares of common stock issued	1,096,623	1,124,354
Treasury stock	(27,828)	(7,609)
Shares of Common Stock Outstanding	1,068,795	1,116,745

(1)	Certain prior year amounts have been revised. Refer to Appendix III - 2014 Financial Statement Revision for additional information.

Xerox Corporation
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2015	2014	2015	2014
Cash Flows from Operating Activities:
Net income	$17	$272	$247	$558
Adjustments required to reconcile net income to cash flows from operating activities:
Depreciation and amortization	297	376	593	721
Provision for receivables	14	22	32	38
Provision for inventory	10	4	16	14
Net loss (gain) on sales of businesses and assets	74	1	62	(29)
Undistributed equity in net income of unconsolidated affiliates	(3)	2	(34)	(40)
Stock-based compensation	23	24	45	50
Restructuring and asset impairment charges	157	38	171	65
Payments for restructurings	(30)	(36)	(61)	(72)
Contributions to defined benefit pension plans	(57)	(68)	(98)	(105)
Increase in accounts receivable and billed portion of finance receivables	(6)	(150)	(245)	(389)
Collections of deferred proceeds from sales of receivables	62	106	134	226
Increase in inventories	(67)	(43)	(193)	(103)
Increase in equipment on operating leases	(69)	(66)	(139)	(123)
Decrease in finance receivables	6	18	78	54
Collections on beneficial interest from sales of finance receivables	12	21	27	42
Decrease (increase) in other current and long-term assets	11	(24)	(60)	(118)
Decrease in accounts payable and accrued compensation	(21)	(96)	(38)	(88)
Decrease in other current and long-term liabilities	(57)	(82)	(83)	(108)
Net change in income tax assets and liabilities	17	43	49	72
Net change in derivative assets and liabilities	14	(20)	2	(21)
Other operating, net	(55)	(17)	(43)	(33)
Net cash provided by operating activities	349	325	462	611
Cash Flows from Investing Activities:
Cost of additions to land, buildings and equipment	(77)	(102)	(152)	(186)
Proceeds from sales of land, buildings and equipment	—	2	16	35
Cost of additions to internal use software	(25)	(21)	(45)	(40)
Proceeds from sale of businesses	930	15	933	15
Acquisitions, net of cash acquired	(20)	(227)	(48)	(281)
Other investing, net	23	7	29	11
Net cash provided by (used in) investing activities	831	(326)	733	(446)
Cash Flows from Financing Activities:
Net proceeds (payments) on debt	53	(299)	(97)	(295)
Common stock dividends	(77)	(73)	(147)	(141)
Preferred stock dividends	(6)	(6)	(12)	(12)
Proceeds from issuances of common stock	4	19	14	39
Excess tax benefits from stock-based compensation	1	3	3	6
Payments to acquire treasury stock, including fees	(395)	(204)	(611)	(479)
Repurchases related to stock-based compensation	—	—	(1)	(1)
Distributions to noncontrolling interests	(2)	(1)	(56)	(17)
Other financing	(1)	—	(1)	(10)
Net cash used in financing activities	(423)	(561)	(908)	(910)
Effect of exchange rate changes on cash and cash equivalents	12	2	(57)	(12)
Increase (decrease) in cash and cash equivalents	769	(560)	230	(757)
Cash and cash equivalents at beginning of period	872	1,567	1,411	1,764
Cash and Cash Equivalents at End of Period	$1,641	$1,007	$1,641	$1,007

Financial Review
On December 18, 2014, Xerox Corporation announced that it had entered into an agreement to sell its Information Technology Outsourcing (ITO) business to Atos S.E. (Atos). As a result of this agreement, Xerox began reporting the ITO business as a Discontinued Operation. Prior period results have been revised to reflect this change. The sale was completed on June 30, 2015. Refer to the “Discontinued Operations” section for further details.

Revenues

	Three Months Ended June 30,				% of Total Revenue
(in millions)	2015	2014	% Change	CC % Change	2015	2014
Equipment sales	$719	$781	(8)%	(3)%	16%	16%
Annuity revenue	3,871	4,160	(7)%	(3)%	84%	84%
Total Revenue	$4,590	$4,941	(7)%	(3)%	100%	100%

Reconciliation to Condensed Consolidated Statements of Income:
Sales	$1,224	$1,342	(9)%	(5)%
Less: Supplies, paper and other sales	(505)	(561)	(10)%	(8)%
Equipment Sales	$719	$781	(8)%	(3)%

Outsourcing, maintenance and rentals	$3,279	$3,501	(6)%	(2)%
Add: Supplies, paper and other sales	505	561	(10)%	(8)%
Add: Financing	87	98	(11)%	(5)%
Annuity Revenue	$3,871	$4,160	(7)%	(3)%
CC - Constant Currency (See "Non-GAAP Financial Measures" section)

Second quarter 2015 total revenues decreased 7% as compared to second quarter 2014, with a 4-percentage point negative impact from currency. The 4-percentage point negative impact from currency reflects the significant weakening of our major foreign currencies against the U.S. Dollar as compared to the prior year. On a revenue weighted basis, our major European currencies and the Canadian dollar were approximately 18% weaker against the U.S. dollar as compared to the prior year. Revenues from these major foreign currencies comprise approximately 25% of our total consolidated revenues, while overall non-U.S. revenues represent approximately one third of the total. Second quarter 2015 total revenues reflect the following:

•	Annuity revenue decreased 7% as compared to second quarter 2014, with a 4-percentage point negative impact from currency. Annuity revenue is comprised of the following:

◦
Outsourcing, maintenance and rentals revenue includes outsourcing revenue within the Services segment, and maintenance revenue (including bundled supplies) and rental revenue, primarily within the Document Technology segment. The decrease of 6% was primarily due to a 4-percentage point negative impact from currency and a decline in the Document Technology segment.

◦
Supplies, paper and other sales includes unbundled supplies and other sales, primarily within the Document Technology segment. The decrease of 10% was primarily due to a 2-percentage point negative impact from currency and reduced supplies demand mainly due to lower equipment sales in prior periods, continued weakness in developing markets and lower OEM sales.

◦
Financing revenue is generated from financed equipment sale transactions primarily within the Document Technology segment. The decrease of 11% reflects a 6-percentage point negative impact from currency and a declining finance receivables balance due to lower prior period equipment sales.

•
Equipment sales revenue is reported primarily within our Document Technology segment and the Document Outsourcing (DO) business within our Services segment. Equipment sales revenue decreased 8% as compared to second quarter 2014, with a 5-percentage point negative impact from currency. The decline reflects lower entry product sales, particularly in Eurasia and other developing market countries, and overall price declines that continue to be within our historical range of 5% to 10%, partially offset by increased DO and high-end product sales.

Additional analysis of the change in revenue for each business segment is included in the “Segment Review” section.

Costs, Expenses and Other Income
Summary of Key Financial Ratios
The following is a summary of key financial ratios used to assess our performance:

	Three Months Ended June 30,
	2015	2014	B/(W)
Total Gross Margin	31.1%	32.1%	(1.0) pts.
RD&E as a % of Revenue	3.1%	2.9%	(0.2) pts.
SAG as a % of Revenue	19.7%	19.4%	(0.3) pts.

Operating Margin (1)	8.2%	9.8%	(1.6) pts.

Pre-tax Income Margin	1.6%	6.1%	(4.5) pts.
Operating Margin
Second quarter 2015 operating margin1 of 8.2% decreased 1.6-percentage points as compared to second quarter 2014, driven by a 1.0-percentage point decrease in gross margin and a 0.5-percentage point increase in operating expenses as a percent of revenue. The operating margin reduction includes lower Services margin driven by resource and other investments and higher costs associated with our Government Healthcare Health Enterprise platform implementations. Unfavorable revenue mix within Document Technology and higher year-over-year pension expense and settlement losses (collectively referred to as “pension expense”) also adversely impacted operating margin. These negative impacts were partially offset in both segments by restructuring savings and productivity improvements and a $22 million curtailment gain we recorded during the quarter following our decision to eliminate retiree-health benefits for U.S. active salaried employees effective as of December 31, 2015. While we continue to expect higher year-over-year pension expense throughout 2015 reflecting changes in the discount rate and the estimated impact on settlement losses, our current pension expense estimates are lower than originally anticipated.

Gross Margin
Gross margin of 31.1% decreased 1.0-percentage point as compared to second quarter 2014. Document Technology gross margin decreased 1.1-percentage points while Services gross margin was flat year-over-year. These impacts combined with the higher proportion of our revenue from Services (which historically has a lower gross margin) resulted in a reduction in overall gross margin.

Additional analysis of the change in gross margin for each business segment is included in the “Segment Review” section.

Research, Development and Engineering Expenses (RD&E)
Second quarter 2015 RD&E as a percentage of revenue of 3.1% increased 0.2-percentage points from second quarter 2014. This increase was due primarily to the total company revenue decline and was only partially offset by benefits from the higher mix of Services revenue (which historically has lower RD&E as a percentage of revenue).
RD&E of $142 million decreased by $1 million compared to second quarter 2014. Innovation at Xerox is a core strength, and we continue to invest at levels that enhance our competitiveness, particularly in Services, color and software. R&D is strategically coordinated with Fuji Xerox.
Selling, Administrative and General Expenses (SAG)
SAG as a percentage of revenue of 19.7% increased 0.3-percentage points from second quarter 2014. The increase was driven by the total company revenue decline and increased investments in Services, partially offset by the higher mix of Services revenue (which historically has lower SAG as a percentage of revenue) and restructuring and productivity improvements.

SAG of $906 million was $53 million lower than second quarter 2014. SAG expenses include a $39 million favorable impact from currency and reflect the following:

•	$27 million decrease in selling expenses.

•	$19 million decrease in general and administrative expenses.

•	$7 million decrease in bad debt expense. Second quarter 2015 bad debt expense remained at less than one percent of receivables.
Restructuring and Asset Impairment Charges
During second quarter 2015, we recorded net restructuring and asset impairment charges of $157 million. Net restructuring charges of $11 million included $17 million of severance costs related to headcount reductions of approximately 420 employees worldwide and $2 million of lease cancellation costs partially offset by $8 million of net reversals for changes in estimated reserves from prior period initiatives. Asset impairment charges of $146 million were associated with software asset impairments resulting from a change in our Government Healthcare Solutions strategy in the Services segment (see additional discussion in the Services section of the "Segment Review").

During second quarter 2014, we recorded net restructuring and asset impairment charges of $39 million, which included approximately $42 million of severance costs related to headcount reductions of approximately 900 employees worldwide, $1 million of lease cancellation costs and $3 million of asset impairments which were primarily related to a surplus facility in Canada. These costs were partially offset by $7 million of net reversals for changes in estimated reserves from prior period initiatives.
The restructuring reserve balance as of June 30, 2015 for all programs was $56 million, of which $53 million is expected to be spent over the next twelve months.

In third quarter 2015, we expect to incur additional restructuring charges of approximately $0.01 per diluted share for actions and initiatives that have not yet been finalized.
Worldwide Employment
Worldwide employment, which excludes our divested ITO business, was approximately 135,800 as of June 30, 2015 and decreased by 2,000 from December 31, 2014, due primarily to the impact of restructuring actions and productivity improvements. Approximately 9,600 employees transferred to Atos on June 30, 2015 upon completion of the sale of our ITO business.

Other Expenses, Net

	Three Months Ended June 30,
(in millions)	2015	2014
Non-financing interest expense	$56	$60
Interest income	(2)	(3)
Losses on sales of businesses and assets (1)	6	—
Currency gains	(5)	(1)
Litigation matters	3	(1)
Loss on sales of accounts receivables	3	4
Deferred compensation investment gains	—	(3)
All other expenses, net	7	9
Total Other Expenses, Net	$68	$65

(1)	Excludes the loss on sale of the ITO business, which is reported in Discontinued Operations.

Non-financing interest expense
Second quarter 2015 non-financing interest expense of $56 million was $4 million lower than second quarter 2014. When combined with financing interest expense (cost of financing), total company interest expense declined by $8 million from second quarter 2014, driven by a lower average cost of debt and a lower average debt balance.

Income Taxes
Second quarter 2015 effective tax rate was (12.2%) and was negative primarily due to the discrete tax impact of the software impairment charge. On an adjusted basis1, second quarter 2015 tax rate was 25.8%, which was lower than the U.S. statutory tax rate primarily due to foreign tax credits resulting from anticipated dividends from our foreign subsidiaries, the geographical mix of profits and the reversal of a deferred tax valuation allowance.

Second quarter 2014 effective tax rate was 24.3%. On an adjusted basis1, second quarter 2014 tax rate was 27.2%, which was lower than the U.S. statutory tax rate primarily due to benefits for foreign tax credits as well as the geographical mix of profits.
Xerox operations are widely dispersed. The statutory tax rate in most non-U.S. jurisdictions is lower than the combined U.S. and state tax rate. The amount of income subject to these lower foreign rates relative to the amount of U.S. income will impact our effective tax rate. However, no one country outside of the U.S. is a significant factor to our overall effective tax rate. Certain foreign income is subject to U.S. tax net of any available foreign tax credits. Our full year effective tax rate includes a benefit of approximately 12-percentage points from these non-U.S. operations, which is slightly higher than 2014 due to the geographical mix of profits.
Our effective tax rate is based on nonrecurring events as well as recurring factors, including the taxation of foreign income. In addition, our effective tax rate will change based on discrete or other nonrecurring events that may not be predictable. Excluding the effects of intangibles amortization and software impairment charges, we anticipate that our effective tax rate for the full year and remaining quarters of 2015 will be approximately 25% to 27%.
Equity in Net Income of Unconsolidated Affiliates
Equity in net income of unconsolidated affiliates primarily reflects our 25% share of Fuji Xerox net income. Second quarter 2015 equity income was $29 million, a decrease of $4 million compared to second quarter 2014. The decrease is due to translation currency impacts. Equity income in second quarter 2015 included a $1 million charge related to our share of Fuji Xerox after-tax restructuring while second quarter 2014 included $1 million of income driven by reversals of prior period charges.

Net Income
Second quarter 2015 net income from continuing operations attributable to Xerox was $107 million, or $0.09 per diluted share. On an adjusted basis1, net income from continuing operations attributable to Xerox was $246 million, or $0.22 per diluted share. Second quarter 2015 adjustments to net income reflect the amortization of intangible assets and non-cash software impairment charges.

Second quarter 2014 net income from continuing operations attributable to Xerox was $255 million, or $0.21 per diluted share. On an adjusted basis1, net income from continuing operations attributable to Xerox was $303 million, or $0.25 per diluted share. Second quarter 2014 adjustments to net income reflect the amortization of intangible assets.

The Net Income and EPS reconciliation table in the "Non-GAAP Financial Measures" section contains the second quarter adjustments to net income.
The calculations of basic and diluted earnings per share are included as Appendix I. See the "Non-GAAP Financial Measures" section for calculation of adjusted EPS.

Discontinued Operations
Information Technology Outsourcing (ITO):
In December 2014, we announced an agreement to sell the ITO business to Atos. As a result of this agreement and having met applicable accounting requirements, in fourth quarter 2014 we began reporting the ITO business (disposal group) as a Discontinued Operation. All prior periods were accordingly revised to conform to this presentation. The sale was completed on June 30, 2015. The final sale price of approximately $940 million ($930 million net of cash sold) reflects closing adjustments, including an adjustment for changes in net asset values and additional proceeds for the condition of certain assets at the closing. Atos also assumed approximately $85 million of capital lease obligations and pension liabilities. Net after-tax proceeds are estimated to be approximately $850 million, which reflects expected cash taxes as well as our transaction and transition costs associated with the disposal. The ITO business included approximately 9,600 employees in 42 countries, who were transferred to Atos upon closing.

In fourth quarter 2014, we recorded a net pre-tax loss of $181 million related to the pending sale, reflecting the write-down of the carrying value of the ITO disposal group, inclusive of goodwill, to its estimated fair value less costs to sell. In 2015, we recorded an additional net pre-tax loss of $72 million ($68 million in second quarter 2015) primarily related to adjustment of the sales price and related expenses associated with the disposal, as well as reserves for certain obligations and indemnifications we retained as part of the final closing negotiations. In addition, in second quarter 2015 we recorded tax expense of $54 million primarily related to the difference between the book basis and tax basis of allocated goodwill, which could only be recorded upon final disposal of the business.

The transaction continues to be subject to post-closing adjustments primarily related to a final true-up of net assets and other indemnification obligations. In the event there are additional charges associated with this disposal, we will record such amounts through discontinued operations in future periods.

Other Discontinued Operations:

Other discontinued operations include the 2014 closure of Xerox Audio Visual Solutions, Inc. (XAV) and the 2014 sale of our Truckload Management Services, Inc. (TMS) business.

Summarized financial information for our Discontinued Operations is as follows:

	Three Months Ended June 30,
	2015			2014
(in millions)	ITO	Other	Total	ITO	Other	Total
Revenues	$308	$—	$308	$341	$17	$358
Income from operations (1) (2)	$43	$—	$43	$23	$—	$23
Loss on disposal	(68)	—	(68)	—	(2)	(2)
Net (loss) income before income taxes	(25)	—	(25)	23	(2)	21
Income tax expense	(70)	—	(70)	(9)	(1)	(10)
(Loss) income from discontinued operations, net of tax	$(95)	$—	$(95)	$14	$(3)	$11

	Six Months Ended June 30,
	2015			2014
(in millions)	ITO	Other	Total	ITO	Other	Total
Revenues	$619	$—	$619	$669	$38	$707
Income (loss) from operations (1) (2)	$104	$—	$104	$44	$(1)	$43
Loss on disposal	(72)	—	(72)	—	—	—
Net income (loss) before income taxes	32	—	32	44	(1)	43
Income tax expense	(93)	—	(93)	(16)	(1)	(17)
(Loss) income from discontinued operations, net of tax	$(61)	$—	$(61)	$28	$(2)	$26

(1)
ITO Income from operations for second quarter 2015 and six months ended June 30, 2015 excludes approximately $41 million and $80 million, respectively, of depreciation and amortization expenses (including $7 million and $14 million, respectively, for intangible amortization) since the business was held for sale.

(2)	ITO Income from operations for the second quarter 2014 and six months ended June 30, 2014 includes intangible amortization and other expenses of approximately $8 million and $16 million, respectively.

Segment Review

	Three Months Ended June 30,
(in millions)	Equipment Sales Revenue	Annuity Revenue	Total Revenues	% of Total Revenue	Segment Profit (Loss)	Segment Margin
2015
Services	$134	$2,435	$2,569	56%	$192	7.5%
Document Technology	550	1,330	1,880	41%	228	12.1%
Other	35	106	141	3%	(76)	(53.9)%
Total	$719	$3,871	$4,590	100%	$344	7.5%
2014
Services	$128	$2,523	$2,651	54%	$226	8.5%
Document Technology	613	1,513	2,126	43%	306	14.4%
Other	40	124	164	3%	(75)	(45.7)%
Total	$781	$4,160	$4,941	100%	$457	9.2%
Refer to Appendix II for the reconciliation of Segment Profit to Pre-tax Income.

Services
Our Services segment comprises two service offerings: Business Process Outsourcing (BPO) and Document Outsourcing (DO).
Services Revenue Breakdown:

	Three Months Ended June 30,
(in millions)	2015	2014	% Change	CC % Change
Business Processing Outsourcing	$1,736	$1,796	(3)%	(1)%
Document Outsourcing	833	855	(3)%	4%
Total Revenue - Services	$2,569	$2,651	(3)%	1%
Note: The above table has been revised to reflect the reclassification of the ITO business to Discontinued Operations and excludes intercompany revenue.
Revenue
Second quarter 2015 Services revenue of $2,569 million was 56% of total revenue and decreased 3% from second quarter 2014, with a 4-percentage point negative impact from currency.

•
BPO revenue decreased 3%, with a 2-percentage point negative impact from currency, and represented 68% of total Services revenue. The decline was primarily driven by the anticipated run-off of the student loan business and the Texas Medicaid contract, which combined had a 3.5-percentage point negative impact on BPO revenue growth and a 2.4-percentage point negative impact on total Services revenue growth. This negative year-over-year impact will dissipate in the second half of 2015. Partially offsetting this decline during the quarter was moderating acquisition growth and organic growth in several lines of business net of the impacts from lost business and pricing that were consistent with prior trends.

◦
In second quarter 2015, BPO revenue mix across the major business areas was as follows: Commercial Business Groups (excluding healthcare) - 45%; Public Sector - 28%; Commercial Healthcare - 14%; and Government Healthcare - 13%.

•
DO revenue decreased 3%, with a 7-percentage point negative impact from currency, and represented 32% of total Services revenue. Growth from our partner print services offerings and from equipment sales due to higher signings was partially offset by declines in developing markets.

Segment Margin
Second quarter 2015 Services segment margin of 7.5% decreased by 1.0-percentage point from second quarter 2014, as anticipated, and was driven by a flat gross margin and increased SAG. Targeted resource and other investments, increased expenses associated with our Government Healthcare Solutions (GHS) Health Enterprise (HE) platform implementations and price declines more than offset ramping productivity improvements and restructuring benefits. Second quarter 2014 Services segment margin included a 0.6-percentage point negative impact from a net non-cash impairment charge as a result of the cancellation of a state health insurance exchange contract in our GHS business.

Government Healthcare Solutions Strategy Change
During second quarter 2015, we made changes in our GHS strategy resulting from a comprehensive review of the in-process HE Medicaid platform implementations and future market opportunities. Going forward, we will focus on managing and completing the current HE implementations and will be highly selective in responding to new Medicaid Management Information System (MMIS) opportunities, with an emphasis on our current Medicaid customers. In addition, we will discontinue investment in and sales of the Xerox Integrated Eligibility System in order to concentrate more of our future software development efforts on the existing HE implementations. As a result of these actions, in second quarter 2015 we recorded a pre-tax, non-cash software platform impairment charge of $146 million.

Operationally, our HE platform is performing well in the states where it has been implemented. Additionally, in June 2015, we achieved a significant milestone for the New Hampshire implementation and our HE platform overall with the Center for Medicare and Medicaid Services having certified the New Hampshire system, retroactive to the April 2013 implementation date. We continue to strengthen and improve our platform development and systems integration capabilities with additional resources and enhanced program management and quality control practices.
Changes in the healthcare market, including evolving regulations, have continued to impact our development work and project scope as well as the development work required by our clients and their providers. This has contributed to delays in meeting client delivery dates as well as increased delivery costs for these contracts. We consider these increased costs as well as risks and uncertainties in our estimates of revenues and costs under the percentage-of-completion (POC) accounting methodology. The POC estimation process is complex and challenging for these contracts due to their significant scope and duration and the highly technical nature of the implementations. As a result, throughout the respective development and implementation periods, there is the potential for additional changes in contract costs, productivity, performance penalties and other factors, all of which may result in material increases or decreases in future revenues and costs. We are seeking to mitigate these risks through the strategic and operational changes we are implementing.

GHS remains a significant and important business for us, and we remain optimistic about it over the longer-term. Many areas of GHS are performing well in today’s ever-changing healthcare environment.  These areas include services such as medical and pharmacy benefits management, fraud and abuse detection, eligibility support solutions and audit and compliance solutions. We will continue to assess and modify our GHS strategy as the marketplace and business conditions evolve.

Metrics

Signings
Signings are defined as estimated future revenues from contracts signed during the period, including renewals of existing contracts. Second quarter 2015 Services signings were $3.2 billion in Total Contract Value (TCV).

•	BPO signings of $2.4 billion TCV

•	DO signings of $810 million TCV

Signings increased 20% from second quarter 2014. Signings in the quarter included the previously announced New York MMIS contract and reflect a measurably lower level of renewal decision opportunities. Signings on a trailing twelve month (TTM) basis increased 1% from the comparable prior year period. New business annual recurring revenue (ARR) and non-recurring revenue (NRR) increased 9% from second quarter 2014 but decreased 15% on a TTM basis. DO signings do not include signings from our growing partner print services offerings. As of June 30, 2015, the previously awarded Florida Tolling contract was still pending.
Note: TCV is the estimated total contractual revenue related to future contracts in the pipeline or signed contracts, as applicable.

Renewal rate (Total Services)
Renewal rate is defined as the ARR on contracts that are renewed during the period as a percentage of ARR on all contracts for which a renewal decision was made during the period. The combined second quarter 2015 contract renewal rate for BPO and DO contracts was 82%, which was modestly below our target range of 85%-90%. Total renewal decision opportunities in the quarter were measurably below second quarter 2014.

Pipeline
The sales pipeline includes the TCV of new business opportunities that potentially could be contracted within the next six months and excludes new business opportunities with estimated annual recurring revenue in excess of $100 million. Our total Services sales pipeline was flat with fourth quarter 2014 but has improved sequentially from first quarter 2015. Throughout 2015 we are comparing against the December 31, 2014 pipeline due to adjustments we made in fourth quarter 2014 to remove the ITO business, reflect the realignment of our Services go-to-market resources into industry focused business groups and revise the pipeline qualification criteria.

Document Technology
Our Document Technology segment includes the sale of products and supplies, as well as the associated maintenance and financing of those products.
Document Technology Revenue Breakdown:

	Three Months Ended June 30,
(in millions)	2015	2014	% Change	CC % Change
Equipment sales	$550	$613	(10)%	(6)%
Annuity revenue	1,330	1,513	(12)%	(7)%
Total Revenue	$1,880	$2,126	(12)%	(7)%
Second quarter 2015 Document Technology revenue of $1,880 million decreased 12% from second quarter 2014, with a 5-percentage point negative impact from currency. Document Technology revenues exclude Document Outsourcing. Inclusive of Document Outsourcing, second quarter 2015 aggregate document-related revenue decreased 9% from second quarter 2014, with a 5-percentage point negative impact from currency, which is in line with recent trends. Document Technology segment revenue results included the following:

•
Equipment sales revenue decreased 10% from second quarter 2014, with a 4-percentage point negative impact from currency. The equipment sales decrease reflects lower sales of entry products, particularly in Eurasia and other developing market countries, and overall price declines that were within our historical range of 5% to 10%. Increased high-end product sales partially offset these declines.

•
Annuity revenue decreased 12% from second quarter 2014, with a 5-percentage point negative impact from currency. The annuity revenue decrease reflects a modest decline in total pages, continued migration of customers to our partner print services offering (included in our Services segment), lower supplies demand and reduced financing revenue reflecting a lower finance receivables balance due to lower prior period equipment sales.

Document Technology revenue mix was 57% mid-range, 24% high-end and 19% entry, consistent with recent quarters.

Segment Margin
Second quarter 2015 Document Technology segment margin of 12.1% decreased 2.3-percentage points from second quarter 2014, including a 1.1-percentage point decrease in gross margin. The gross margin decrease reflects unfavorable revenue mix, price declines and the anticipated increase in pension expense, partially offset by the retiree health curtailment gain and restructuring and productivity benefits. SAG increased as a percent of revenue due to the impact of overall lower revenues and the net impact of higher pension expense that more than offset benefits from restructuring and productivity improvements and the curtailment gain.

Total Installs (Document Technology and Document Outsourcing)2
Install activity includes Document Outsourcing and Xerox-branded products shipped to Global Imaging Systems. Detail by product group (see Appendix II) is shown below:
Entry

•	24% decrease in color printers reflecting lower OEM sales.

•	9% increase in color multifunction devices including higher demand for new products.

•	12% decrease in black-and-white multifunction devices reflecting continued higher declines in developing markets including Eurasia.

Mid-Range

•	4% increase in mid-range color including higher demand for new products.

•	2% decrease in mid-range black-and-white consistent with recent quarters.

High-End

•	16% increase in high-end color systems driven primarily by the new Versant and Color Press products. Excluding Fuji Xerox digital front-end sales, high-end color installs increased 12%.

•	4% increase in high-end black-and-white systems.

Other
Revenue
Second quarter 2015 Other revenue of $141 million decreased 14% from second quarter 2014, with no impact from currency. The decrease is due primarily to lower IT and networking hardware and services sales and lower paper and wide-format sales. Total paper revenue (all within developing markets) comprises nearly 40% of Other segment revenue.
Segment Loss
Non-financing interest expense as well as all Other expenses, net (excluding Deferred compensation investment gains) are reported within the Other segment. Second quarter 2015 Other segment loss of $76 million increased $1 million from second quarter 2014.
Notes:
(1) See the “Non-GAAP Financial Measures” section for an explanation of the non-GAAP financial measure.
(2) Revenue from Document Outsourcing installations is reported in the Services segment.

Capital Resources and Liquidity
The following table summarizes our cash and cash equivalents for the three months ended June 30, 2015 and 2014:

	Three Months Ended June 30,
(in millions)	2015	2014	Change
Net cash provided by operating activities	$349	$325	$24
Net cash provided by (used in) investing activities	831	(326)	1,157
Net cash used in financing activities	(423)	(561)	138
Effect of exchange rate changes on cash and cash equivalents	12	2	10
Increase (decrease) in cash and cash equivalents	769	(560)	1,329
Cash and cash equivalents at beginning of period	872	1,567	(695)
Cash and Cash Equivalents at End of Period	$1,641	$1,007	$634

Cash Flows from Operating Activities
Net cash provided by operating activities was $349 million in second quarter 2015. The $24 million increase in operating cash from second quarter 2014 was primarily due to the following:

•	$100 million increase from accounts receivable primarily due to lower revenues and the timing of collections.

•	$75 million increase from accounts payable and accrued compensation primarily related to the timing of supplier payments.

•	$24 million increase due to lower pension contributions, restructuring payments, spending for product software and up-front costs for outsourcing service contracts, all primarily due to timing.

•	$160 million decrease in pre-tax income before depreciation and amortization, gain on sales of businesses and assets and restructuring.

•	$24 million decrease primarily due to higher levels of inventory from lower supplies demand.

Cash flow from operations in second quarter 2015 and 2014 included a source of cash of $52 million and $45 million, respectively, related to the ITO business.

Cash Flows from Investing Activities
Net cash provided by investing activities was $831 million in second quarter 2015 as compared to a $326 million use of cash in second quarter 2014. The change was primarily due to the following:

•	$930 million of net pre-tax proceeds from the sale of our ITO business. See the "Discontinued Operations" section for further discussion.

•	$207 million change from acquisitions. Second quarter 2015 reflects $20 million for acquisitions compared to second quarter 2014 which reflects the acquisition of ISG Holdings, Inc. for $225 million.

•	$21 million due to lower capital expenditures (including internal use software).

Capital expenditures (including internal use software) in second quarter 2015 and 2014 included $23 million and $29 million, respectively, related to the ITO business.

Cash Flows from Financing Activities
Net cash used in financing activities was $423 million in second quarter 2015. The $138 million decrease in the use of cash from second quarter 2014 was primarily due to the following:

•
$352 million decrease from net debt activity. Second quarter 2015 reflects an increase in Commercial Paper of $306 million offset by payments of $250 million on Senior Notes. Second quarter 2014 reflects payments of $1,050 million on Senior Notes offset by net proceeds of $700 million from the issuance of Senior Notes and an increase of $50 million in Commercial Paper.

•	$191 million increase in share repurchases.

•	$15 million increase due to lower proceeds from the issuance of common stock under our stock option plans.

Customer Financing Activities

The following represents our total finance assets, net associated with our lease and finance operations:

(in millions)	June 30, 2015	December 31, 2014
Total finance receivables, net (1)	$4,022	$4,254
Equipment on operating leases, net	500	525
Total Finance Assets, net (2)	$4,522	$4,779
____________________________

(1)	Includes (i) billed portion of finance receivables, net, (ii) finance receivables, net and (iii) finance receivables due after one year, net as included in our Condensed Consolidated Balance Sheets.

(2)	Change from December 31, 2014 includes a decrease of $137 million due to currency across all Finance Assets.

The following summarizes our debt:

(in millions)	June 30, 2015	December 31, 2014
Principal debt balance(1)	$7,636	$7,722
Net unamortized discount	(52)	(54)
Fair value adjustments(2)
- terminated swaps	57	68
- current swaps	5	5
Total Debt	$7,646	$7,741
____________________________

(1)
Includes Notes Payable of $3 million and $1 million as of June 30, 2015 and December 31, 2014, respectively, and Commercial Paper of $661 million and $150 million as of June 30, 2015 and December 31, 2014, respectively.

(2)
Fair value adjustments include the following: (i) fair value adjustments to debt associated with terminated interest rate swaps, which are being amortized to interest expense over the remaining term of the related notes; and (ii) changes in fair value of hedged debt obligations attributable to movements in benchmark interest rates. Hedge accounting requires hedged debt instruments to be reported inclusive of any fair value adjustment.

Our lease contracts permit customers to pay for equipment over time rather than at the date of installation; therefore, we maintain a certain level of debt (that we refer to as financing debt) to support our investment in these lease contracts, which are reflected in total finance assets, net. For this financing aspect of our business, we maintain an assumed 7:1 leverage ratio of debt to equity as compared to our finance assets.
Based on this leverage, the following represents the breakdown of total debt between financing debt and core debt:

(in millions)	June 30, 2015	December 31, 2014
Financing debt(1)	$3,957	$4,182
Core debt	3,689	3,559
Total Debt	$7,646	$7,741
____________________________

(1)
Financing debt includes $3,519 million and $3,722 million as of June 30, 2015 and December 31, 2014, respectively, of debt associated with total finance receivables, net and is the basis for our calculation of “Equipment financing interest” expense. The remainder of the financing debt is associated with equipment on operating leases.

Sales of Accounts Receivable
Accounts receivable sales arrangements are utilized in the normal course of business as part of our cash and liquidity management. We have facilities in the U.S., Canada and several countries in Europe that enable us to sell certain accounts receivable without recourse to third-parties. The accounts receivables sold are generally short-term trade receivables with payment due dates of less than 60 days. Accounts receivable sales for the periods presented were as follows:

	Three Months Ended June 30,
(in millions)	2015	2014
Accounts receivable sales	$586	$726
Deferred proceeds	57	96
Loss on sales of accounts receivable	3	4
Estimated decrease to operating cash flows (1)	(27)	(31)
____________________________

(1)	Represents the difference between current and prior period receivable sales adjusted for the effects of the deferred proceeds, collections prior to the end of the quarter and currency.

Sales of Finance Receivables
In 2013 and 2012, we transferred our entire interest in certain groups of lease finance receivables to third-party entities. The transfers were accounted for as sales and resulted in the de-recognition of lease receivables with a net carrying value of $676 million in 2013 and $682 million in 2012, respectively. We continue to service the sold receivables and record servicing fee income over the expected life of the associated receivables.
The net impact on operating cash flows from these transactions for the periods presented is summarized below:

	Three Months Ended June 30,
(in millions)	2015	2014
Impact from prior sales of finance receivables (1)	$(89)	$(137)
Collections on beneficial interest	15	25
Estimated decrease to operating cash flows	$(74)	$(112)
____________________________

(1)	Represents cash that would have been collected if we had not sold finance receivables.

Forward-Looking Statements
This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; our ability to successfully develop new products, technologies and service offerings and to protect our intellectual property rights; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; the risk that our bids do not accurately estimate the resources and costs required to implement and service very complex, multi-year governmental and commercial contracts, often in advance of the final determination of the full scope and design of such contracts or as a result of the scope of such contracts being changed during the life of such contracts; the risk that subcontractors, software vendors and utility and network providers will not perform in a timely, quality manner; service interruptions; actions of competitors and our ability to promptly and effectively react to changing technologies and customer expectations; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions and the relocation of our service delivery centers; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security systems; the risk in the hiring and retention of qualified personnel; the risk that unexpected costs will be incurred; our ability to recover capital investments; the risk that our Services business could be adversely affected if we are unsuccessful in managing the start-up of new contracts; the collectability of our receivables for unbilled services associated with very large, multi-year contracts; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; our ability to expand equipment placements; interest rates, cost of borrowing and access to credit markets; the risk that our products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives; the outcome of litigation and regulatory proceedings to which we may be a party; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 and our 2014 Annual Report on Form 10-K filed with the Securities and Exchange Commission. Xerox assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Non-GAAP Financial Measures
We have reported our financial results in accordance with generally accepted accounting principles (GAAP). In addition, we have discussed the non-GAAP measures described below. A reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are set forth below as well as in the 2015 second quarter presentation slides available at www.xerox.com/investor.

These non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP.
Adjusted Earnings Measures
To better understand the trends in our business and to allow investors to better understand and compare our results, we believe it is necessary to adjust the following amounts determined in accordance with GAAP to exclude the effects of certain items as well as their related income tax effects.

•Net income and Earnings per share (EPS)
•Effective tax rate

The following items represent the current adjustments to our reported earnings measures:

Amortization of intangible assets - The amortization of intangible assets is driven by our acquisition activity which can vary in size, nature and timing as compared to other companies within our industry and from period to period. The use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.

Software impairment charge (See Services within the "Segment Review" section for additional details) - The software impairment charge is excluded due to its non-cash impact and the unique nature of the item both in terms of the amount and the fact that it was the result of a specific management action involving a change in strategy in our Government Healthcare Solutions business.

Deferred tax liability adjustment (see Appendix III for additional details) - The deferred tax liability adjustment was excluded due to its non-cash impact and the unusual nature of the item both in terms of amount and the fact that it was the result of an infrequent change in a tax treaty impacting future distributions from Fuji Xerox.
We also calculate and utilize operating income and margin earnings measures by adjusting our pre-tax income and margin amounts to exclude certain items. In addition to the amortization of intangible assets, operating income and margin also exclude Other expenses, net as well as Restructuring and asset impairment charges. Other expenses, net is primarily comprised of non-financing interest expense and also includes certain other non-operating costs and expenses. Restructuring charges consist of costs primarily related to severance and benefits paid to employees pursuant to formal restructuring and workforce reduction plans. Asset impairment charges include costs incurred for those assets sold, abandoned or made obsolete as a result of our restructuring actions, exiting from a business or other strategic business changes. Such charges are expected to yield future benefits and savings with respect to our operational performance. We exclude these amounts in order to evaluate our current and past operating performance and to better understand the expected future trends in our business.
Constant Currency
To better understand trends in our business, we believe that it is helpful to adjust revenue to exclude the impact of changes in the translation of foreign currencies into U.S. dollars. We refer to this adjusted revenue as “constant currency.” Currencies for developing market countries (Latin America, Brazil, Middle East, India, Eurasia and Central-Eastern Europe) that we operate in are reported at actual exchange rates for both actual and constant revenue growth rates because (1) these countries historically have had volatile currency and inflationary environments and (2) our subsidiaries in these countries have historically taken pricing actions to mitigate the impact of inflation and devaluation. Management believes the constant currency measure provides investors an additional perspective on revenue trends. Currency impact can be determined as the difference between actual growth rates and constant currency growth rates.

Free Cash Flow
To better understand trends in our business, we believe that it is helpful to adjust cash flows from operations to exclude amounts for capital expenditures including internal use software. Management believes this measure gives investors an additional perspective on cash flow from operating activities in excess of amounts required for reinvestment. It provides a measure of our ability to fund acquisitions, dividends and share repurchase. It is also used to measure our yield on market capitalization.

Management believes that these non-GAAP financial measures provide an additional means of analyzing the current period’s results against the corresponding prior period’s results. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on these non-GAAP measures.
A reconciliation of these non-GAAP financial measures and the most directly comparable measures calculated and presented in accordance with GAAP are set forth on the following tables:

Net Income and EPS reconciliation:

	Three Months Ended June 30, 2015		Three Months Ended June 30, 2014
(in millions; except per share amounts)	Net Income	EPS	Net Income	EPS
Reported(1)	$107	$0.09	$255	$0.21
Adjustments:
Amortization of intangible assets	49	0.05	48	0.04
Software impairment	90	0.08	—	—
Adjusted	$246	$0.22	$303	$0.25
Weighted average shares for adjusted EPS(2)		1,105		1,208
Fully diluted shares at end of period(3)		1,113
____________________________

(1)	Net Income and EPS from continuing operations attributable to Xerox.

(2)
Average shares for the calculation of adjusted EPS for second quarter 2015 exclude 27 million of shares associated with the Series A convertible preferred stock as to include these shares would be anti-dilutive and therefore the related quarterly dividend was included. For second quarter 2014, these shares were included in the adjusted EPS calculation and therefore the related quarterly dividend was excluded.

(3)
Represents common shares outstanding at June 30, 2015 as well as shares associated with our Series A convertible preferred stock plus dilutive potential common shares as used for the calculation of diluted earnings per share in second quarter 2015.

Guidance:

	Earnings Per Share
	Q3 2015	FY 2015
GAAP EPS from Continuing Operations	$0.17 - $0.19	$0.69 - $0.75
Adjustments:
Amortization of intangible assets	0.05	0.18
Software impairment	-	0.08
Adjusted EPS	$0.22 - $0.24	$0.95 - $1.01
____________________________
Note: GAAP and Adjusted EPS guidance includes anticipated restructuring.

(in billions)	Free Cash Flow FY 2015
Cash Flow from Operations	$1.7 - $1.9
CAPEX	0.4
Free Cash Flow	$1.3 - $1.5

Effective Tax reconciliation:

	Three Months Ended June 30, 2015			Three Months Ended June 30, 2014
(in millions)	Pre-Tax Income	Income Tax Expense	Effective Tax Rate	Pre-Tax Income	Income Tax Expense	Effective Tax Rate
Reported(1)	$74	$(9)	(12.2)%	$301	$73	24.3%
Adjustments:
Amortization of intangible assets	79	30		78	30
Software impairment	146	56		—	—
Adjusted	$299	$77	25.8%	$379	$103	27.2%
____________________________

(1)	Pre-Tax Income and Income Tax Expense from continuing operations attributable to Xerox.

Operating Income / Margin reconciliation:

	Three Months Ended June 30, 2015			Three Months Ended June 30, 2014
(in millions)	Profit	Revenue	Margin	Profit	Revenue	Margin
Reported pre-tax income(1)	$74	$4,590	1.6%	$301	$4,941	6.1%
Adjustments:
Amortization of intangible assets	79			78
Restructuring and asset impairment charges	157			39
Other expenses, net	68			65
Adjusted Operating	$378	$4,590	8.2%	$483	$4,941	9.8%
Equity in net income of unconsolidated affiliates	29			33
Business transformation costs	3			7
Fuji Xerox restructuring charge	1			(1)
Other expenses, net*	(67)			(65)
Segment Profit/Revenue	$344	$4,590	7.5%	$457	$4,941	9.2%
____________________________
* Includes rounding adjustments.

(1)	Profit and Revenue from continuing operations attributable to Xerox.

APPENDIX I
Xerox Corporation
Earnings per Common Share
(in millions except per share data, shares in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Basic Earnings per Share:
Net income from continuing operations attributable to Xerox	$107	$255	$298	$521
Accrued dividends on preferred stock	(6)	(6)	(12)	(12)
Adjusted net income from continuing operations available to common shareholders	$101	$249	$286	$509
Net (loss) income from discontinued operations attributable to Xerox	(95)	11	(61)	26
Adjusted net income available to common shareholders	$6	$260	$225	$535
Weighted average common shares outstanding	1,087,720	1,160,842	1,098,370	1,170,177
Basic Earnings per Share:
Continuing operations	$0.09	$0.21	$0.26	$0.43
Discontinued operations	(0.08)	0.01	(0.06)	0.03
Total	$0.01	$0.22	$0.20	$0.46
Diluted Earnings per Share:
Net income from continuing operations attributable to Xerox	$107	$255	$298	$521
Accrued dividends on preferred stock	(6)	(6)	(12)	(12)
Adjusted net income from continuing operations available to common shareholders	$101	$249	$286	$509
Net (loss) income from discontinued operations attributable to Xerox	(95)	11	(61)	26
Adjusted net income available to common shareholders	$6	$260	$225	$535
Weighted average common shares outstanding	1,087,720	1,160,842	1,098,370	1,170,177
Common shares issuable with respect to:
Stock options	1,409	3,116	1,615	3,369
Restricted stock and performance shares	16,140	16,801	15,300	15,792
Convertible preferred stock	—	—	—	—
Adjusted weighted average common shares outstanding	1,105,269	1,180,759	1,115,285	1,189,338
Diluted Earnings per Share:
Continuing operations	$0.09	$0.21	$0.26	$0.43
Discontinued operations	(0.08)	0.01	(0.06)	0.02
Total	$0.01	$0.22	$0.20	$0.45
The following securities were not included in the computation of diluted earnings per share as they were either contingently issuable shares or shares that if included would have been anti-dilutive:
Stock options	2,590	5,566	2,384	5,313
Restricted stock and performance shares	13,981	15,896	14,820	16,905
Convertible preferred stock	26,966	26,966	26,966	26,966
Total Anti-Dilutive Securities	43,537	48,428	44,170	49,184

Dividends per Common Share	$0.0700	$0.0625	$0.1400	$0.1250

APPENDIX II
Xerox Corporation
Reconciliation of Segment Operating Profit to Pre-Tax Income

	Three Months Ended June 30,
(in millions)	2015	2014
Segment Profit	$344	$457
Reconciling items:
Restructuring and asset impairment charges, and related costs (1)	(160)	(46)
Restructuring charges of Fuji Xerox	(1)	1
Amortization of intangible assets	(79)	(78)
Litigation matters	3	(1)
Equity in net income of unconsolidated affiliates	(29)	(33)
Other	(4)	1
Pre-Tax Income	$74	$301

(1)	Second quarter 2015 and 2014 Restructuring and asset impairment charges of $157 and $39, respectively, and business transformation costs of $3 and $7, respectively.
Our reportable segments are aligned to how we manage the business and view the markets we serve. Our reportable segments are Services, Document Technology and Other.

Services:
The Services segment comprises two service offerings:

▪	Business Process Outsourcing.

▪	Document Outsourcing, which includes Managed Print Services, Central Print Services and revenues from our partner print services offerings.

Document Technology:
The Document Technology segment is centered around strategic product groups, which share common technology, manufacturing and product platforms. This segment includes the sale of document systems and supplies, provision of technical service and financing of products. Our products range from:

▪	“Entry”, which includes A4 devices and desktop printers.

▪
“Mid-Range”, which includes A3 devices that generally serve workgroup environments in mid to large enterprises. This includes products that fall into the market categories, Color 41+ppm <$100K and Light Production 91+ppm <$100K.

▪	“High-End”, which includes production printing and publishing systems that generally serve the graphic communications marketplace and large enterprises.

Other:
The Other segment includes paper sales in our developing market countries, Wide Format Systems, licensing revenue, Global Imaging network integration solutions and electronic presentation systems and non-allocated corporate items including non-financing interest and other items included in Other expenses, net.

APPENDIX III
Xerox Corporation
2014 Financial Statement Revision

During second quarter 2015, in connection with Fuji Xerox’s (FX) payment of its semi-annual dividend, we determined that the dividends were no longer subject to an additional tax as a result of a change in the U.K. - Japan Tax Treaty in December 2014. As of December 31, 2014, we had a deferred tax liability of $44 million associated with this additional tax on the undistributed earnings of FX through that date. This deferred tax liability was no longer required as a result of the change in the Tax Treaty and therefore should have been reversed in December 2014. There was no impact on operating cash flows from this adjustment. We assessed the materiality of this error on our 2014 financial statements and concluded that it was not material to the fourth quarter or annual period. However, due to the impact of this adjustment on the current year consolidated financial statements, the accompanying unaudited Condensed Consolidated Balance Sheet has been revised as of December 31, 2014 to increase retained earnings by $44 million and decrease our deferred tax liabilities by the same amount.

The following table presents the effect of this correction on our Consolidated Statements of Income for all periods affected:

	Quarter Ended December 31, 2014		Year Ended December 31, 2014
(in millions)	As Reported	As Revised	As Reported	As Revised
Income tax expense	$78	$34	$259	$215
Income from Continuing Operations	311	355	1,107	1,151
Net Income	162	206	992	1,036
Net Income Attributable to Xerox	156	200	969	1,013
Net Income Attributable to Xerox - Continuing Operations	305	349	1,084	1,128

Basic Earnings per Share:
Continuing Operations	$0.26	$0.30	$0.92	$0.96
Total Basic Earnings per Share	0.13	0.17	0.82	0.86

Diluted Earnings per Share:
Continuing Operations	$0.26	$0.30	$0.90	$0.94
Total Diluted Earnings per Share	0.13	0.17	0.81	0.85

Adjusted Earnings per Share (1):	$0.31	$0.31	$1.07	$1.07

(1)	See the "Non-GAAP Financial Measures" section for an explanation of this non-GAAP financial measure.

The following table presents the effect of this correction on our Consolidated Balance Sheet at December 31, 2014:

	As of December 31, 2014
(in millions)	As Reported	As Revised
Other long-term liabilities	$498	$454
Total Liabilities	16,600	16,556
Retained earnings	9,491	9,535
Xerox shareholders' equity	10,634	10,678
Total Equity	10,709	10,753

The correction did not have an effect on the Company's operating cash flows. The following table presents the effect on the individual line items within operating cash flows of our Consolidated Statement of Cash Flows for year ended December 31, 2014:

	Year Ended December 31, 2014
(in millions)	As Reported	As Revised
Net income	$992	$1,036
Net change in income tax assets and liabilities	29	(15)